Exhibit 99.1

NEWS release

 P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Kevin M LeMahieu, Chief Financial Officer

Phone: (920) 652-3100 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the Fourth Quarter of 2019

•	Net income of $7.5 and $26.7 million for the three months and year ended December 31, 2019
•	Earnings per common share of $1.05 and $3.91 for the three months and year ended December 31, 2019
•	Annualized return on average assets of 1.37% for the three months and year ended December 31, 2019
•	Quarterly cash dividend of $0.20 per share declared, matching prior quarter and prior-year fourth quarter

MANITOWOC, Wis, January 21, 2020 -- Bank First Corporation (NASDAQ: BFC) (“Bank First” or the “Company”), the holding company for Bank First, N.A., reported net income of $7.5 million, or $1.05 per share, for the fourth quarter of 2019, compared with net income of $6.1 million, or $0.91 per share, for the respective prior-year period. For the year ended December 31, 2019, Bank First earned $26.7 million, or $3.91 per share, compared to $25.5 million, or $3.81 per share for the same period in 2018.

Operating Results

Net interest income during the fourth quarter of 2019 was $18.8 million, down $1.5 million from the previous quarter and $3.3 million higher than the fourth quarter of 2018. Included in net interest income for the third quarter of 2019 was a $1.2 million acceleration of accretion of loan fair value marks and a $0.6 million reversal of a specific purchase credit impaired loan reserve which served to increase interest income for that quarter and created the negative quarter-over-quarter comparison. These items were both due to early pay-offs of purchased loans acquired from Waupaca Bancorporation, Inc. (“Waupaca”). Net interest income for the year ended December 31, 2019 was $69.7 million, up from $63.1 million for the year ended December 31, 2018.

Interest income related to purchase accounting entries, resulting from purchases of Waupaca during the fourth quarter of 2017 and Partnership Community Bancshares, Inc. (“Partnership”) during the third quarter of 2019, increased net income (after tax) during the fourth quarter of 2019 by $1.1 million, or $0.16 per share, compared to $0.8 million, or $0.13 per share, for the fourth quarter of 2018. For the years ended December 31, 2019 and 2018, the impact of these purchase accounting entries increased net income (after tax) by $5.1 million, or $0.74 per share, and $4.5 million, or $0.68 per share, respectively.

Net interest margin was 3.85% for the fourth quarter of 2019, matching the fourth quarter of 2018. The aforementioned purchase accounting entries added 0.30% and 0.27% to net interest margin for each of these periods, respectively. Net interest margin was 3.95% for the year ended December 31, 2019, including 0.37% from the impact of purchase accounting entries, compared to 3.88%, including 0.36% from the impact of purchase accounting entries, for the year ended December 31, 2018.

Bank First recorded a provision for loan losses of $1.1 million during the fourth quarter of 2019, compared to $0.8 million during the fourth quarter of 2018. Provision expense was $5.3 million for the year ended December 31, 2019, compared to $2.9 million for the year ended December 31, 2018. The heightened provision during 2019 was heavily impacted by the aforementioned effort during the third quarter of 2019 to exit several relationships acquired in the Waupaca transaction, resulting in the Company incurring net loan charge-offs in excess of $5.0 million during that quarter. These loans included several out-of-market hospitality loans that were poorly collateralized and lacked sufficient repayment sources, and they were never anticipated to be a long-term part of the Company. This action had been foreshadowed in quarterly releases since the Waupaca transaction occurred.

Noninterest income was $3.2 million during the fourth quarter of 2019, compared to $2.6 million during the fourth quarter of 2018. Income from service charges saw an increase of $0.2 million, or 25%, between these two periods due to the Company’s increased scale from the current year acquisition of Partnership. Income received from the Company’s investments in unconsolidated subsidiaries UFS, LLC and Ansay & Associates, LLC totaled $0.9 million during the fourth quarter of 2019, matching the year earlier fourth quarter. Net gains on the sale of mortgage loans to the secondary market totaled $0.6 million for the fourth quarter of 2019 compared to $0.2 million for the fourth quarter of 2018 as the Company continued to experience a strong year in retail mortgage loan originations. Servicing income from the Company’s off-balance sheet serviced loan portfolio saw a significant decrease from both the prior quarter and prior-year fourth quarter, the result of a $0.7 million reduction in the valuation of a servicing rights asset on the Company’s balance sheet. During periods of active residential mortgage loan refinancing, as was experienced during 2019, the assumption of loan duration in the fair value modeling of this asset shortens, causing a reduction in projected servicing revenue and a corresponding reduction in fair value of the asset. Historically, when this valuation trend has occurred it has reversed itself in subsequent periods leading to an increase in the valuation of this asset over time, though this is not a future certainty. Finally, during the fourth quarter of 2019, the Company repositioned portions of its investment portfolio, creating a net gain on sale of securities of $0.6 million.

Noninterest expense was $11.2 million for the fourth quarter of 2019, compared to $12.1 million for the prior quarter and $9.9 million for the fourth quarter of 2018. Trailing one-time expenses related to Bank First’s acquisition of Partnership, as well as expenses related to the Company’s planned acquisition of Tomah Bancshares, Inc., projected to close in the second quarter of 2020, amounted to $0.2 million during the fourth quarter of 2019, primarily impacting data processing expense. Most areas of noninterest expense for the fourth quarter of 2019 saw increases from the prior-year fourth quarter due to the added scale from the addition of four new locations as a result of the Partnership acquisition. Like most banks with total assets under $10 billion, Bank First received an assessment credit from the Federal Deposit Insurance Corporation (“FDIC”) Deposit Insurance Fund. The application of this credit resulted in a reversal of a previous FDIC assessment accrual totaling $0.3 million during the fourth quarter of 2019, positively impacting outside service fees.

Balance Sheet

Total assets were $2.21 billion at December 31, 2019, up $417.0 million from December 31, 2018. Total loans were $1.74 billion at December 31, 2019, up $307.9 million from December 31, 2018. Total deposits, nearly all of which remain core deposits, were $1.84 billion at December 31, 2019, up $286.1 million from December 31, 2018. The Partnership acquisition during the third quarter of 2019 added $275.3 million in loans, $268.8 million in deposits and $307.3 million in total assets to the Company’s balance sheet at deal close. Annualized loan growth for the fourth quarter of 2019 was nearly 5.2%.

Asset Quality

Nonperforming assets at December 31, 2019 totaled $11.5 million, down $11.8 million from $23.3 million at December 31, 2018. Nonperforming assets to total assets ended the fourth quarter of 2019 at 0.52%, down from 1.30% at the end of the fourth quarter of 2018.

Capital Position

Stockholders’ equity totaled $230.2 million at December 31, 2019, an increase of $55.9 million from the end of 2018.

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on April 7, 2020, to shareholders of record as of March 23, 2020.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 23 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 284 full-time equivalent staff and has assets of approximately $2.2 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First Corporation

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended					At or for theYear Ended
(In thousands, except per share data)	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018	12/31/2019	12/31/2018

Results of Operations:
Interest income	$23,795	$25,489	$20,158	$19,723	$19,753	$89,165	$77,944
Interest expense	5,015	5,176	4,784	4,523	4,240	19,498	14,845
Net interest income	18,780	20,313	15,374	15,200	15,513	69,667	63,099
Provision for loan losses	1,125	3,000	500	625	750	5,250	2,935
Net interest income after provision for loan losses	17,655	17,313	14,874	14,575	14,763	64,417	60,164
Noninterest income	3,211	3,145	2,736	3,540	2,553	12,632	11,500
Noninterest expense	11,182	12,087	9,955	9,536	9,893	42,760	39,611
Income before income tax expense	9,684	8,371	7,655	8,579	7,423	34,289	32,053
Income tax expense	2,225	1,712	1,666	1,992	1,362	7,595	6,597
Net income	$7,459	$6,659	$5,989	$6,587	$6,061	$26,694	$25,456

Earnings per common share - basic	$1.05	$0.95	$0.91	$1.00	$0.91	$3.91	$3.81
Earnings per common share - diluted	1.04	0.93	0.90	1.00	0.91	3.87	3.81

Common Shares:
Basic weighted average	7,084,728	7,036,807	6,577,016	6,574,362	6,647,586	6,820,225	6,673,758
Diluted weighted average	7,182,854	7,134,674	6,675,794	6,608,273	6,647,586	6,902,616	6,673,758
Outstanding	7,084,728	7,084,728	6,576,171	6,577,045	6,610,358	7,084,728	6,610,358

Noninterest income / noninterest expense:
Service charges	$1,110	$918	$799	$679	$890	$3,506	$3,493
Income from Ansay	55	319	543	875	180	1,792	2,114
Income from UFS	842	768	731	594	708	2,935	2,563
Loan servicing income	(291)	374	244	223	372	550	1,478
Net gain on sales of mortgage loans	627	533	154	87	188	1,401	617
Net (gain) loss on sales of securities	611	-	23	234	-	868	(31)
Noninterest income from strategic alliances	21	26	29	19	22	95	90
Other noninterest income	236	207	213	829	193	1,485	1,176
Total noninterest income	$3,211	$3,145	$2,736	$3,540	$2,553	$12,632	$11,500

Personnel expense	$5,918	$6,272	$5,403	$5,310	$5,532	$22,903	$21,500
Occupancy, equipment and office	1,103	1,076	832	849	799	3,860	3,498
Data processing	1,478	1,158	960	913	899	4,509	3,619
Postage, stationery and supplies	141	135	192	123	156	591	620
Net (gain) loss on sales of other real estate owned	36	(10)	(135)	36	(79)	(73)	252
Advertising	88	53	53	74	78	268	220
Charitable contributions	69	225	141	131	121	566	985
Outside service fees	204	1,171	982	684	899	3,041	3,132
Amortization of intangibles	373	374	161	161	189	1,069	756
Other noninterest expense	1,772	1,633	1,366	1,255	1,299	6,026	5,029
Total noninterest expense	$11,182	$12,087	$9,955	$9,536	$9,893	$42,760	$39,611

Period-end balances:
Loans	$1,736,434	$1,714,213	$1,419,192	$1,431,498	$1,428,494	$1,736,434	$1,428,494
Allowance for loan losses	11,396	10,131	12,170	12,213	12,248	11,396	12,248
Investment securities available-for-sale, at fair value	181,506	136,935	120,083	122,761	118,906	181,506	118,906
Investment securities held-to-maturity, at cost	43,734	42,605	39,537	40,769	40,768	43,734	40,768
Goodwill and other intangibles, net	53,122	54,153	19,998	20,160	20,321	53,122	20,321
Total assets	2,210,168	2,163,501	1,806,467	1,805,408	1,793,165	2,210,168	1,793,165
Deposits	1,843,311	1,838,080	1,574,998	1,573,677	1,557,167	1,843,311	1,557,167
Stockholders' equity	230,211	225,332	185,448	179,177	174,323	230,211	174,323
Book value per common share	32.49	31.81	28.20	27.24	26.37	32.49	26.37
Tangible book value per common share	25.60	24.86	25.63	24.65	23.76	25.60	23.76

Average balances:
Loans	$1,718,705	$1,682,932	$1,420,710	$1,434,283	$1,435,745	$1,565,261	$1,425,847
Interest-earning assets	1,976,420	1,923,451	1,679,604	1,652,106	1,637,080	1,809,099	1,659,768
Total assets	2,160,080	2,095,357	1,801,530	1,773,345	1,755,835	1,954,353	1,777,188
Deposits	1,835,430	1,786,373	1,563,322	1,548,306	1,510,978	1,684,566	1,486,411
Interest-bearing liabilities	1,373,320	1,310,757	1,142,604	1,141,177	1,144,202	1,242,788	1,189,077
Goodwill and other intangibles, net	49,071	42,373	20,096	20,259	20,377	31,525	20,472
Stockholders' equity	228,404	227,205	181,498	175,058	170,992	203,178	165,740

Financial ratios:
Return on average assets	1.37%	1.27%	1.33%	1.49%	1.37%	1.37%	1.43%
Return on average common equity	12.96%	11.72%	13.20%	15.05%	14.06%	13.14%	15.36%
Average equity to average assets	10.57%	10.84%	10.07%	9.87%	9.74%	10.40%	9.33%
Stockholders' equity to assets	10.42%	10.42%	10.27%	9.92%	9.72%	10.42%	9.72%
Tangible equity to tangible assets	8.39%	8.33%	9.42%	9.06%	8.85%	8.39%	8.85%
Loan yield	5.15%	5.63%	5.22%	5.15%	5.09%	5.30%	5.06%
Earning asset yield	4.86%	5.37%	4.90%	4.93%	4.88%	5.02%	4.78%
Cost of funds	1.45%	1.57%	1.68%	1.61%	1.47%	1.57%	1.25%
Net interest margin, taxable equivalent	3.85%	4.30%	3.76%	3.82%	3.85%	3.95%	3.89%
Net loan charge-offs to average loans	-0.01%	1.20%	0.16%	0.18%	0.00%	0.39%	0.16%
Nonperforming loans to total loans	0.31%	0.30%	1.20%	1.14%	1.44%	0.31%	1.44%
Nonperforming assets to total assets	0.52%	0.52%	1.10%	1.07%	1.30%	0.52%	1.30%
Allowance for loan losses to loans	0.66%	0.59%	0.86%	0.85%	0.86%	0.66%	0.86%